Exhibit 99.1

The Clorox Company News Release

Dr. Richard Carmona and Edward Mueller Elected to Clorox Board of Directors
OAKLAND, Calif., Feb. 5, 2007 — The Clorox Company (NYSE: CLX) today announced the election of Edward A. Mueller and Dr. Richard H. Carmona, M.D., M.P.H., F.A.C.S., to its board of directors.
“I am delighted to have such outstanding individuals joining our board,” said Chairman and Chief Executive Officer Don Knauss. “Richard Carmona’s distinguished medical background and commitment to public health will be invaluable as we continue to build the company’s health-and-wellness platform. He will also provide unique insight into developing products that meet the needs of Latino consumers.
“Edward Mueller’s extensive retail, executive and board experience are a perfect fit for Clorox, and will serve us well as we continue to develop our corporate strategy for the company’s 2013 centennial and beyond.”
Carmona, 57, has been vice chairman of Canyon Ranch, a life-enhancement company, since October 2006. As vice chairman, Carmona works with Canyon Ranch’s executives and integrative medicine team on major projects including joint ventures with Cleveland Clinic, one of the country’s top academic medical research institutions. He also serves as chief executive officer of the Canyon Ranch Health division and president of the nonprofit Canyon Ranch Institute. He is also the first Distinguished Professor of Public Health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona.
Prior to joining Canyon Ranch, Carmona served as the 17th Surgeon General of the United States, achieving the rank of Vice Admiral. Previously, he was chairman of the State of Arizona Southern Regional Emergency Medical System; a professor of surgery, public health, and family and community medicine at the University of Arizona; and surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department. Carmona also held positions of increasing responsibility in the Pima County health-care system, including chief medical officer, hospital chief executive officer, public health officer and finally chief executive officer. In addition, he served in the U.S. Army and the Army’s Special Forces. A native of New York, Carmona holds an associate degree from Bronx Community College of the City University of New York; bachelor’s and medical degrees from the University of California San Francisco; and a master’s degree in public health from the University of Arizona.
Mueller, 59, most recently led Williams-Sonoma Inc. He joined Williams-Sonoma as chief executive officer in January 2003, and served on the board of directors from 1999 until leaving the company in July 2006. Prior to joining Williams-Sonoma, Mueller served as president and chief executive officer of Ameritech Corporation, a subsidiary of SBC Communications, Inc. He joined SBC in 1968, and held numerous executive positions, including president and chief executive officer of Southwestern Bell Telephone Company, president and chief executive officer of Pacific Bell and president of SBC International, Inc.
Mueller is a member of the board of directors of VeriSign, Inc. A native of St. Louis, he holds a bachelor’s degree in civil engineering from the University of Missouri and an executive master’s degree in business administration from Washington University.
Photos of Dr. Richard Carmona and Edward Mueller are available http://www.shareholder.com/clx/board.cfm?showpage=cg.
The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2006 revenues of $4.6 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 7,600 employees worldwide, the company manufactures products in more than two dozen countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $66.3 million to nonprofit organizations, schools and colleges; and in fiscal 2006 alone made product donations valued at $6 million. For more information about Clorox, visit www.TheCloroxCompany.com.

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